                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             IndyMac Bancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

[INDYMAC BANCORP, INC. LOGO]

                                                                   April 9, 2001

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of IndyMac Bancorp, Inc. ("IndyMac"). The meeting will be held on May 22, 2001 at 10:00 a.m. at IndyMac's offices located at 3465 East Foothill Boulevard, Pasadena, California. The formal notice and proxy statement for this meeting are attached to this letter.

     We hope you attend the Annual Meeting. Even if you currently plan to attend the meeting, however, it is important that you sign, date and return your enclosed proxy, or submit your voting instructions electronically or via telephone in the manner described on the proxy card, as soon as possible. You may still attend the Annual Meeting and vote in person if you desire, but returning your proxy card now, or submitting your voting instructions electronically or via telephone, will assure that your vote is counted if your plans change and you are unable to attend.

     Your vote, regardless of the number of shares you own, is important. We urge you to indicate your approval by voting FOR the matters indicated in the notice.

     On behalf of the Board of Directors, I thank you for your assistance.

                                          Sincerely,

                                          /s/ DAVID S. LOEB
                                          David S. Loeb
                                          Chairman of the Board

                             INDYMAC BANCORP, INC.
                             155 NORTH LAKE AVENUE
                           PASADENA, CALIFORNIA 91101
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 2001
                            ------------------------

To the Stockholders of INDYMAC BANCORP, INC.:

     If you plan to attend the Annual Meeting, please notify the undersigned so that appropriate preparations can be made. Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of IndyMac Bancorp, Inc. ("IndyMac") will be held at IndyMac's offices located at 3465 East Foothill Boulevard, Pasadena, California on May 22, 2001 at 10:00 a.m., local time, for the following purposes:

     1. To elect the Board of Directors for the ensuing year; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The election of the Board of Directors is more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

     The Board of Directors has fixed the close of business on March 26, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A list of those stockholders will be available for inspection at the offices of IndyMac located at 155 North Lake Avenue, Pasadena, California 91101 at least ten days before the Annual Meeting.

     Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card, or submit your voting instructions electronically or via telephone in the manner described on the enclosed proxy card. If you choose to return the enclosed proxy card via United States mail, a return envelope is enclosed for this purpose and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration of the proposal listed above.

                                          By Order of the Board of Directors

                                          /s/ RICHARD L. SOMMERS
                                          Richard L. Sommers
                                          Executive Vice President, General
                                          Counsel and Secretary

April 9, 2001

EACH VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, OR SUBMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY OR VIA TELEPHONE IN THE MANNER DESCRIBED ON THE ENCLOSED PROXY CARD.

                             INDYMAC BANCORP, INC.
                             155 NORTH LAKE AVENUE
                           PASADENA, CALIFORNIA 91101
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 2001

     This Proxy Statement is furnished to stockholders of IndyMac Bancorp, Inc. ("IndyMac") in connection with the solicitation by the Board of Directors of IndyMac of proxies to be voted at the 2001 Annual Meeting of Stockholders (the "Annual Meeting") to be held at IndyMac's offices located at 3465 East Foothill Boulevard, Pasadena, California on May 22, 2001, at 10:00 a.m. or at any adjournment or postponement thereof. IndyMac expects to mail the proxy solicitation materials for the Annual Meeting on or about April 9, 2001.

     The principal solicitation of proxies for the Annual Meeting is being made by mail. Officers, directors and employees of IndyMac, none of whom will receive additional compensation therefor, may also solicit proxies by telephone or other personal or electronic contact. IndyMac has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $9,000 plus reimbursement of expenses. IndyMac will bear the cost of the solicitation of proxies, including postage, printing and handling, and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.

     A stockholder may revoke his or her proxy at any time before it is voted by delivering a later dated, signed proxy or other written notice of revocation to IndyMac. Any stockholder present at the Annual Meeting may also withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. All shares represented by properly signed and returned proxies in the accompanying form, unless revoked, will be voted in accordance with the instructions thereon. If no instructions are given, the shares will be voted in favor of the election of the director nominees.

     Only holders of shares of IndyMac's Common Stock, par value $0.01 per share (the "Common Stock"), of record at the close of business on the March 26, 2001 record date for the Annual Meeting will be entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment thereof. On the record date, 62,441,407 shares of Common Stock were outstanding. Stockholders will each be entitled to one vote per share of Common Stock held by them.

     Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting. Pursuant to IndyMac's Bylaws and the Delaware General Corporation Law (the "DGCL"), the presence of the holders of shares representing a majority of the outstanding shares of Common Stock entitled to vote, whether in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the DGCL, abstentions and "broker non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote with respect to a matter on which the brokers or nominees do not have the discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the Annual Meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. With respect to any proposal requiring the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the proposal at the Annual Meeting, a broker non-vote will be deemed "not entitled to vote" on the proposal for which the non-vote is indicated and will, therefore, have no legal effect on the vote on that proposal. Election of the nominees named in this proxy statement as directors of IndyMac will require that they receive a majority of the votes cast on the matter. Accordingly, broker non-votes will have no legal effect with respect to this matter.

                         RECEIVE YOUR ANNUAL REPORT AND
                       PROXY STATEMENT ON-LINE NEXT YEAR

     Save IndyMac future postage and printing expense by consenting to receive future annual reports and proxy statements on-line on the Internet.

     Most stockholders can elect to view future IndyMac proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Those stockholders will be given the opportunity to consent to future Internet delivery when they vote their proxy this year. (For some stockholders this option is only available if you vote electronically by the Internet).

     If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

     If you consent, your account will be so noted and, when IndyMac's 2001 Annual Report and the Proxy Statement for the 2002 Annual Meeting of Stockholders become available, you will be notified on how to access them on the Internet.

     Stockholders who elected last year to receive their IndyMac materials via the Internet this year will be notified of the Internet location of the materials at the same time the materials are distributed to all other IndyMac stockholders.

     If you elect to receive your IndyMac materials via the Internet, you can still request paper copies by contacting Investor Relations at IndyMac Bancorp, Inc., 155 N. Lake Avenue, P.O. Box 7137, Pasadena, California 91109-7137.

                             PRINCIPAL STOCKHOLDERS

     The following table shows, with respect to each person or entity known by IndyMac to be the beneficial owner of more than 5% of IndyMac's outstanding Common Stock as of February 28, 2001, (i) the number of shares of Common Stock so owned, and (ii) the percentage of all shares outstanding represented by such ownership (based upon the number of shares outstanding as of that date).

         NAME AND ADDRESS OF BENEFICIAL OWNER           NUMBER OF SHARES    PERCENT OF CLASS
         ------------------------------------           ----------------    ----------------
Capital Group International, Inc.(1)..................     7,246,700             11.57%
Capital Guardian Trust Company
  11100 Santa Monica Boulevard
  Los Angeles, California 90025

---------------
(1) Based upon Amendment No. 3 to Schedule 13G filed February 9, 2001 with the Securities and Exchange Commission. Capital Guardian Trust Company ("Capital Guardian") is a wholly-owned subsidiary of Capital Group International, Inc. ("Capital Group") and the 6,378,000 shares beneficially owned by Capital Guardian are included in those shown as beneficially owned by Capital Group. Capital Group reports that it has no voting and no dispositive power with respect to any of the shares shown and that dispositive, and in some cases voting, power with respect to such shares is held by investment management company subsidiaries of Capital Group on behalf of their respective clients. Capital Guardian is a bank that is deemed the beneficial owner of 6,378,000 shares as a result of its service as investment manager of various institutional accounts. It reports that it has sole investment and sole voting power with respect to all shares beneficially owned by it.

                             ELECTION OF DIRECTORS

     IndyMac has eight directors. The eight current directors are nominees for election as directors to serve until the next annual meeting after their election and until their successors are elected and have qualified. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote for the nominees listed below. If any nominee becomes unavailable to serve for any reason, an event the Board of Directors does not anticipate, the proxies solicited hereby will be voted for election of the person, if any, designated by the Board of Directors to replace that nominee.

DIRECTOR NOMINEES

     The following persons have been nominated to serve as directors of IndyMac for the ensuing year:

     DAVID S. LOEB, age 77, has been Chairman of the Board of Directors of IndyMac since its formation in 1985. From 1985 to January 1997, Mr. Loeb served as Chief Executive Officer of IndyMac. He is also Chairman of the Board of Directors of IndyMac Bank, F.S.B., a wholly owned subsidiary of IndyMac ("IndyMac Bank"). Mr. Loeb was a co-founder of Countrywide Credit Industries, Inc. ("CCI"), a former affiliate of IndyMac, and was President of CCI from its formation in March 1969 to February 2000. He also served as Chairman of CCI from its formation to March 1999. Mr. Loeb served as a director of both CCI and Countrywide Home Loans, Inc. ("CHL"), a subsidiary of CCI, until February 2000.

     MICHAEL W. PERRY, age 38, is Chief Executive Officer and Vice Chairman of the Board of Directors of IndyMac and IndyMac Bank. Mr. Perry has been with IndyMac since January 1993 and previously served as President of IndyMac from January 1997 to February 1999, and Chief Operating Officer from January 1993 to January 1997. Mr. Perry has direct responsibility for the management of IndyMac and its subsidiaries. From May 1987 to December 1992, he served as Senior Executive Vice President in charge of the Mortgage Banking Division of Commerce Security Bank and as Chief Financial Officer of Commerce Security Bank. He has 15 years of business experience with financial institutions, real estate firms and mortgage banking companies, including four years as a certified public accountant with KPMG Peat Marwick LLP.

     LYLE E. GRAMLEY, age 74, has been a director of IndyMac since January 1993. He is also a director of IndyMac Bank. Mr. Gramley is a former member of the Board of Governors of the Federal Reserve System.

Since September 1985, he has been employed by the Mortgage Bankers Association of America as its chief economist and, more recently, as a consulting economist. During that period he also has been self-employed as an economic consultant. He serves on the Board of Trustees of the following mutual funds distributed by Dreyfus Service Corporation: Cash Management, Cash Management Plus, Inc., Government Cash Management, Treasury Cash Management, Treasury Prime Cash Management, Tax Exempt Cash Management, Municipal Cash Management Plus and New York Municipal Cash Management. He also serves on the Board of Directors and the Compensation Committee of the Board of Directors of NuWave Technologies, Inc., a company specializing in video imaging.

     HUGH M. GRANT, age 64, became a director of IndyMac in May 2000. He is also a director of IndyMac Bank. Since 1996, Mr. Grant has been a business consultant. Prior to 1996, he spent approximately 38 years with Ernst & Young (Arthur Young & Company before its 1989 merger with Ernst & Whinney) where, among other things, he was Vice-Chairman and Regional Managing Partner-Western United States. Mr. Grant serves on the Board of Directors and as Chairman of the Audit Committee of Inglewood Park Cemetery. He also served on the Board of Directors and as Chairman of the Audit Committee of the Santa Barbara Group of Mutual Funds.

     PATRICK C. HADEN, age 48, became a director of IndyMac in March 2000. He is also a director of IndyMac Bank. Mr. Haden has been a general partner of Riordan, Lewis & Haden, an equity investment firm, since 1987. Mr. Haden serves on the Board of Directors of Tetra Tech, Inc., Elkay Plastics Co., Inc., and Financial Pacific Insurance Group, Inc. He serves on the Compensation Committee and the Audit Committee of the Board of Directors of Tetra Tech, Inc. Mr. Haden graduated Magna Cum Laude, Phi Beta Kappa from the University of Southern California and was awarded a Rhodes Scholarship to study Economics at Oxford University in England. Mr. Haden received his J.D. from Loyola Law School in 1982.

     THOMAS J. KEARNS, age 62, has been a director of IndyMac since June 1990. He is also a director of IndyMac Bank. Mr. Kearns was a consultant for Josephthal Lyon & Ross, Inc. from April 1995 to September 1998. He has 30 years of experience in the securities business, including approximately 16 years with Merrill Lynch Capital Markets as a First Vice President. He was also a Managing Director of Commonwealth Associates from April 1994 to February 1995.

     FREDERICK J. NAPOLITANO, age 71, has been a director of IndyMac since its formation in 1985 and has been Chairman of the Board of Pembroke Enterprises, Inc., a real estate development company located in Virginia, since 1973. He is also a director of IndyMac Bank. Mr. Napolitano was a director of Home Mortgage Access Corporation, serves on the Board of Directors and the Executive Committee of the National Association of Home Builders and was President of the National Association of Home Builders in 1982. He served on the Federal Home Loan Bank Board Advisory Council from 1983 to 1985, the Federal Home Loan Mortgage Corporation Advisory Committee from 1981 to 1983 and the Federal National Mortgage Association Advisory Board from 1984 to 1985. Mr. Napolitano was Chairman of the Hampton Roads Chamber of Commerce in 1989, and was a member of the Industrial Development Services Advisory Board for the Commonwealth of Virginia.

     JAMES R. UKROPINA, age 63, became a director of IndyMac in February 2001. He is also a director of IndyMac Bank. Mr. Ukropina recently became Of Counsel to O'Melveny & Myers LLP, after serving as a senior partner with the law firm since 1992. He serves on the Board of Directors of Lockheed Martin Corporation, Pacific Life Insurance Company, Central Natural Resources Corporation and Trust Company of the West. He also serves on the Audit Committee and the Ethics and Nominating Committee of the Board of Directors of Lockheed Martin Corporation. Mr. Ukropina previously served on the Board of Directors of Security Pacific Corporation, Santa Fe International Corporation, Miller's Outpost, Stanford University, the California Chamber of Commerce, the California Business Roundtable, Occidental College, Executive Service Corps of Southern California, the Advisory Council of the Stanford Graduate School of Business, KCET, a public television station in Los Angeles, and the California Economic Development Corporation. Mr. Ukropina received his A.B. degree in 1959 from Stanford University and his M.B.A. in 1961 from Stanford Graduate School of Business Administration. In 1965, he received his L.L.B. from the University of Southern California Law School where he was Editor-in-Chief of the Southern California Law Review.

VOTE REQUIRED; BOARD RECOMMENDATION

     A majority of the votes cast at the Annual Meeting, provided that a quorum is present, will be required to elect the directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

BOARD MEETINGS AND ATTENDANCE

     The Board of Directors held six meetings, in person or by telephone, during 2000.

     The Audit Committee of the Board of Directors acts pursuant to a written charter, which the Board of Directors initially adopted on May 23, 2000 and adopted restated versions on October 17, 2000 and January 24, 2001, a copy of which is attached hereto as Appendix A. In the opinion of the Board of Directors of IndyMac, all current members of the Audit Committee are independent directors within the meaning of Section 303 of the Listed Company Manual of the New York Stock Exchange. The committee held 6 meetings in 2000. The committee consists of Messrs. Grant, Kearns and Ukropina; however, Mr. Napolitano served on this committee prior to February 5, 2001 when he was replaced by Mr. Ukropina. The chairman of the committee is Mr. Grant and the vice-chairman of the committee in charge of compliance matters is Mr. Kearns.

     The Management Development and Compensation Committee of the Board of Directors administers IndyMac's Stock Incentive Plan as well as IndyMac's Deferred Compensation Plan and Amended and Restated Loan Plan, and reviews the compensation of IndyMac's executive officers. The committee held six meetings in 2000. The committee consists of Messrs. Napolitano and Haden, each of whom is an outside director of IndyMac. The chairman of the committee is Mr. Napolitano.

     The Asset and Liability Committee of the Board of Directors oversees the management of overall interest rate, credit and liquidity risk. The committee, which was established in May 2000, held two meetings in 2000. The committee consists of Messrs. Gramley, Loeb and Perry. The chairman of the committee is Mr. Gramley.

     The Board of Directors does not have a nominating committee.

DIRECTOR COMPENSATION

     During 2000, each director who was not an employee of IndyMac (other than James R. Ukropina, who became a director in February 2001) received (i) an annual retainer fee of $50,000 (or pro rata amounts in the case of Messrs. Haden and Grant who were appointed to the Board of Directors in March 2000 and May 2000, respectively), (ii) a $2,500 committee meeting fee ($5,000 for committee chairman) for attendance at committee meetings (up to four committee meetings per calendar year; limited to one fee per meeting date; commencing with the October 16, 2000 committee meetings), and (iii) reimbursement for expenses related to attending meetings. On February 4, 2000, each outside director (other than Messrs. Grant, Haden and Ukropina) received a grant of stock options covering 20,000 shares of Common Stock, with an exercise price of $11.1875 per share. Messrs. Haden and Grant each received a grant of stock options covering 20,000 shares of Common Stock on March 31, 2000 and May 23, 2000, respectively, with exercise prices of $14.5625 and $13.3125, respectively. All of the foregoing options are exercisable one year after the applicable grant date. Directors of IndyMac are eligible to participate in IndyMac's Deferred Compensation Plan, which allows directors to defer all or a portion of their annual retainer and committee meeting fees. The Deferred Compensation Plan requires the deferral of an annual minimum amount of $2,000, for a number of years designated by each participating director, subject to a minimum deferral period of five years, with IndyMac matching a percent of such deferral. For fiscal year 2000, the Deferred Compensation Plan provided a market rate of return. During 2000, Mr. Gramley deferred all of his annual retainer and committee fees ($55,000) and IndyMac contributed $1,100 to his deferred compensation account.

     IndyMac has a Director Emeritus program under which a retiring director who has attained at least the age of 65, has served as director of IndyMac for at least five years and is in good standing may agree to provide consulting and advisory services to IndyMac in exchange for a percentage of the annual retainer paid to the director during the preceding twelve months, depending on the director's length of service prior to becoming a Director Emeritus. The program also requires that a Director Emeritus refrain from competing with IndyMac and becoming affiliated with any competitor of IndyMac. There are no current participants in the Director Emeritus program.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of Common Stock by each director nominee, IndyMac's Chief Executive Officer and each of IndyMac's other four most highly compensated executive officers, and all executive officers and directors as a group, as of February 28, 2001. Except as otherwise indicated, all persons listed below have
(i) sole voting power and dispositive power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares. The shares and percentages set forth below include shares of Common Stock that were outstanding or issuable within 60 days upon the exercise of options outstanding as of February 28, 2001.

                                                             SHARES OF COMMON
                                                               STOCK OWNED       PERCENT
                           NAME                              BENEFICIALLY(1)     OF CLASS
                           ----                              ----------------    --------
David S. Loeb..............................................       169,168             *
Michael W. Perry...........................................       779,846(2)       1.25%
Lyle E. Gramley............................................       221,415(3)          *
Hugh M. Grant..............................................         2,000             *
Patrick C. Haden...........................................        30,915(4)          *
Thomas J. Kearns...........................................       150,775             *
Frederick J. Napolitano....................................       238,665(5)          *
James R. Ukropina..........................................         2,000             *
Richard H. Wohl............................................       236,743(6)          *
S. Blair Abernathy.........................................        62,237(7)          *
Carmella L. Grahn..........................................        98,722(8)          *
All directors and executive officers as a group (12
  persons).................................................     1,992,486          3.18%

---------------
 *  Less than one percent of class.

(1) Includes shares that may be purchased through stock options currently exercisable or exercisable within 60 days of February 28, 2001 held by the following persons: Mr. Loeb, 41,666 shares; Mr. Perry, 702,999 shares; Mr. Gramley, 109,881 shares; Mr. Haden, 20,000 shares; Mr. Kearns, 91,245 shares; Mr. Napolitano, 109,881 shares; Mr. Wohl, 215,000 shares; Mr. Abernathy, 49,664 shares; Ms. Grahn 73,445 shares; all directors and executive officers as a group, 1,413,781 shares.

(2) Includes 1,230 shares held in Mr. Perry's 401(k) account.

(3) Includes 13,225 shares owned by Marlys Gramley, the wife of Mr. Gramley.

(4) Includes 5,075 shares owned by Cindy Haden, the wife of Mr. Haden.

(5) Includes 10,000 shares owned by a limited liability company in which Mr. Napolitano has a 1% ownership interest. Mr. Napolitano disclaims beneficial ownership of these securities except to the extent of his ownership interest in the limited liability company.

(6) Includes 146 shares held in Mr. Wohl's 401(k) account.

(7) Includes 917 shares held in Mr. Abernathy's 401(k) account.

(8) Includes 918 shares held in Ms. Grahn's 401(k) account.

                               EXECUTIVE OFFICERS

     The executive officers of IndyMac are:

                                                                                                OFFICER
                NAME                   AGE                        OFFICE                         SINCE
                ----                   ---                        ------                        -------
David S. Loeb........................  77     Chairman of IndyMac and IndyMac Bank               1985
Michael W. Perry.....................  38     Chief Executive Officer of IndyMac and IndyMac     1993
                                              Bank
Richard H. Wohl......................  42     Senior Executive Vice President of IndyMac         1994
                                              Bank; President and Chief Operating Officer of
                                              IndyMac Bank's Mortgage Banking Group
S. Blair Abernathy...................  39     Executive Vice President, Capital Markets of       1994
                                              IndyMac Bank's Mortgage Banking Group
Carmella L. Grahn....................  37     Executive Vice President and Chief Financial       1993
                                              Officer of IndyMac and IndyMac Bank
Roger H. Molvar......................  45     Executive Vice President and Chief                 2000
                                              Administrative Officer of IndyMac and IndyMac
                                              Bank

     Biographical information with respect to Messrs. Loeb and Perry is set forth above under "Election of Directors -- Director Nominees."

     RICHARD H. WOHL is the Senior Executive Vice President of IndyMac Bank and the President and Chief Operating Officer of IndyMac Bank's Mortgage Banking Group. Mr. Wohl is responsible for IndyMac Bank's mortgage banking business and each of its customer channels, products and key support functions, such as consumer lending technology and secondary marketing. Mr. Wohl previously served IndyMac in several capacities, including as general counsel and secretary from April 1994 to February 1999, and as Chief Operating Officer in charge of various financial and administrative functions from February 1999 to February 2000. Prior to joining IndyMac in April 1994, Mr. Wohl practiced as an attorney with Morrison & Foerster in Los Angeles, where he worked in the institutional lending and corporate areas with a focus on mortgage banking. Mr. Wohl graduated with distinction from Stanford University and received his J.D. from the Harvard Law School, where he was an editor of the Harvard Law Review.

     S. BLAIR ABERNATHY is the Executive Vice President, Capital Markets of IndyMac Bank's Mortgage Banking Group. Mr. Abernathy is responsible for the hedging, trading, product development, risk-based pricing and secondary market functions of IndyMac Bank. Prior to joining IndyMac in February 1994, Mr. Abernathy managed the accounting and investment functions of Commerce Security Bank, a state chartered bank in Sacramento, California, as its Senior Vice President and Chief Financial Officer. From July 1988 to January 1993, Mr. Abernathy served as the Vice President and Controller of Sunrise Bancorp of California, a publicly traded bank holding company with banking and mortgage banking subsidiaries.

     CARMELLA L. GRAHN is the Executive Vice President and Chief Financial Officer of IndyMac and IndyMac Bank. Ms. Grahn is responsible for accounting, tax, and financial planning, analysis and reporting. Prior to joining IndyMac in October 1993, Ms. Grahn was an audit manager in the Financial Services Special Practice Group at Price Waterhouse. At Price Waterhouse, her clients included commercial banks, savings and loans, mortgage banks, mutual funds and real estate developers. She also served as Senior Vice President and Chief Financial Officer of Olympic National Bank, a publicly traded bank. Ms. Grahn is a Certified Public Accountant and received a B.A. in accounting from Ohio University and the Elijah Watt Sells award for ranking in the top 1% of candidates sitting for the CPA examination nationwide.

     ROGER H. MOLVAR is Executive Vice President and Chief Administrative Officer of IndyMac and IndyMac Bank. Mr. Molvar has management responsibility for finance and administrative functions, including the offices of the Chief Financial Officer, the Chief People Officer, the Treasurer, Corporate Finance, Strategic Planning, Investor Relations, Acquisitions, Venture Capital Investments and Corporate Operations. Prior to joining IndyMac in July 2000, he was, among other things, Senior Vice President and Management Committee member of The Times Mirror Company (1996-2000), Senior Vice President & Comptroller, First Interstate Bank (1986-1996), Chief Financial Officer, Helionetics, Inc. (1985-1986) and a senior manager at

Arthur Andersen (1976-1985). Mr. Molvar serves as Chairman of the Executive Committee of the SEC and Financial Reporting Institute -- University of Southern California, having previously served as a member of the Accounting Standards Executive Committee (AcSEC) and its Business Combinations Task Force (1995 to
1998). He is a past member of the Financial Executives Institute's Advisory Committee on the use of Internet/Intranet Technologies and served as Chairman of the FASB's Working Group on the delivery of financial information to investors via web-enabled strategies. His affiliations include the American Institute of Certified Public Accountants, where he was recently appointed to the Professional Ethics Executive Committee (the profession's standards enforcement arm) and the Treasury Management Association.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and other compensation paid by IndyMac and its subsidiaries to the named executive officers of IndyMac for all services in all capacities during the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                COMPENSATION AWARDS
                                                                              -----------------------
                                                                              RESTRICTED   SECURITIES
                                       ANNUAL COMPENSATION                      STOCK      UNDERLYING
     NAME AND PRINCIPAL               ----------------------   OTHER ANNUAL     AWARD       OPTIONS        ALL OTHER
   POSITION(S) DURING 2000     YEAR   SALARY(1)    BONUS(1)    COMPENSATION      ($)          (#)       COMPENSATION(2)
   -----------------------     ----   ---------   ----------   ------------   ----------   ----------   ---------------
David S. Loeb(3).............  2000   $550,000    $       --     $    --      $       --     125,000        $    --
  Chairman of the Board        1999    550,000            --          --              --     250,000             --
                               1998     35,917     1,100,000          --       1,622,185     303,398             --
Michael W. Perry(4)..........  2000    754,646            --      87,936(5)           --   1,000,000         91,245
  Chief Executive Officer      1999    695,750       945,000          --         249,999     250,000         21,502
                               1998    695,750       562,500          --         622,341     959,000         22,746
Richard H. Wohl..............  2000    441,667       185,638          --              --     500,000         91,842
  Senior Executive Vice        1999    350,000       450,000          --         100,002     100,000         53,639(6)
  President, IndyMac Bank      1998    265,000       210,000          --         169,387     185,000         22,248
S. Blair Abernathy...........  2000    231,094       320,998          --              --      37,500         34,826
  Executive Vice               1999    225,000       250,000          --          49,996      50,000          4,800
  President, IndyMac Bank      1998    225,400       150,000          --         106,241     105,508          5,515
Carmella L. Grahn............  2000    211,854       214,564          --              --      37,500         25,100
  Chief Financial Officer      1999    189,750       175,000          --          49,996      50,000         33,873
                               1998    189,750        93,750          --          78,694      99,834          4,063

---------------
(1) Salary and bonus amounts deferred at the election of the named executive officer to a subsequent year are included for the fiscal year in which such amounts were earned.

(2) Amounts shown for 2000 consist of the following: (i) Mr. Perry: split-dollar life insurance premiums paid by IndyMac -- $18,159; IndyMac contribution to 401(k) Plan -- $5,100; IndyMac contribution to deferred compensation account -- $67,986; (ii) Mr. Wohl: split-dollar life insurance premiums paid by IndyMac -- $26,075; IndyMac contribution to 401(k) Plan -- $5,100; IndyMac contribution to deferred compensation account -- $35,667; forgiveness of loan -- $25,000; (iii) Mr. Abernathy: IndyMac contribution to 401(k) Plan -- $5,100; IndyMac contribution to deferred compensation account -- $22,492; forgiveness of loan -- $7,234; (iv) Ms. Grahn: IndyMac contribution to 401(k) Plan -- $5,100; forgiveness of loan -- $20,000.

(3) Mr. Loeb is a director and executive officer of IndyMac. The amount of salary for 2000 and 1999 represents compensation for Mr. Loeb's service as an executive officer pursuant to an employment agreement entered into with IndyMac on December 30, 1998. See "Employment Agreements" and "Compensation Committee Report on Executive Compensation." The amount of salary for 1998 represents fees paid for Mr. Loeb's service as a director of IndyMac. The amount of bonus for 1998 represents a bonus paid in connection with the signing of the employment agreement. In 2000 and 1999, Mr. Loeb received no bonus for his service as an officer of IndyMac.

(4) Mr. Perry is Chief Executive Officer and Vice Chairman of the Board of Directors of IndyMac. Mr. Perry is compensated as an executive officer of IndyMac. See "Compensation Committee Report on Executive Compensation."

(5) Includes: $53,900 for car allowance (annual car allowance of $13,200 for 2000, plus payment for three prior years in which car allowance was accrued but not paid); $25,000 for financial and tax planning; $9,036 for club dues.

(6) Modified from prior year's disclosure to add forgiveness of loan of $25,000.

STOCK OPTION PLANS

     General. Stock options have been granted to directors and officers of IndyMac and IndyMac Bank pursuant to IndyMac's 2000 Stock Incentive Plan (the "2000 Plan"). Additional stock options were also granted to certain directors and executive officers of IndyMac under the 1998 Stock Incentive Plan (the "1998 Plan"), which was terminated in connection with IndyMac's adoption of the 2000 Plan, the 1996 Stock Incentive Plan (the "1996 Plan"), which was terminated in connection with IndyMac's adoption of the 1998 Plan, and under the 1994 Stock Incentive Plan (the "1994 Plan"), which was terminated in connection with IndyMac's adoption of the 1996 Plan (the 2000 Plan, the 1994 Plan, the 1996 Plan and the 1998 Plan are collectively referred to herein as the "Stock Option Plans"). The termination of the 1998 Plan, the 1996 Plan and the 1994 Plan did not affect the validity of stock options granted thereunder, some of which are currently outstanding. The Stock Option Plans are administered by the Management Development and Compensation Committee of the Board of Directors (the "Compensation Committee").

                    STOCK OPTION GRANTS IN FISCAL YEAR 2000

                                                           INDIVIDUAL GRANTS
                             ------------------------------------------------------------------------------
                             NUMBER OF
                             SECURITIES     % OF TOTAL
                             UNDERLYING      OPTIONS
                              OPTIONS       GRANTED TO        EXERCISE
                              GRANTED      EMPLOYEES IN    PRICE($/SHARE)    EXPIRATION       GRANT DATE
           NAME                (#)(1)      FISCAL YEAR          (2)             DATE       PRESENT VALUE(3)
           ----              ----------    ------------    --------------    ----------    ----------------
David S. Loeb..............    125,000         3.67%          $11.1875         2/4/10         $  558,250
Michael W. Perry...........  1,000,000        29.33            11.1875         2/4/10          4,466,000
Richard H. Wohl............    500,000        14.66            11.1875         2/4/10          2,233,000
S. Blair Abernathy.........     37,500         1.10            11.1875         2/4/10            167,475
Carmella L. Grahn..........     37,500         1.10            11.1875         2/4/10            167,475

---------------
(1) All stock options granted become immediately exercisable in the event of a "Change in Control" as defined in the Stock Option Plans.

(2) The exercise price of $11.1875 is the average of the high and low sales prices for the Common Stock, as published in the Western Edition of The Wall Street Journal, on the date of grant.

(3) The present value of the options as of the grant date was calculated using a Black-Scholes single option-pricing model. The assumptions used for the model were: expected volatility of 49%, risk-free interest rate of return (approximately equal to the weighted average of the ten-year Treasury rate on the grant date) of 6.61%, expected dividend yield of 0% and time to exercise of 3 years. No discounting was done to account for non-transferability or vesting. The actual value, if any, an option holder may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000
                       AND FISCAL YEAR END OPTION VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                              SHARES                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             ACQUIRED                   OPTIONS AT FY-END(#)              AT FY-END($)
                                ON        VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              --------   ----------   -----------   -------------   -----------   -------------
David S. Loeb..............  401,699    $3,864,005(1)         0        125,000     $        0     $ 2,187,812
Michael W. Perry...........  200,000     3,765,332     419,666       1,272,334      6,893,327      22,354,315
Richard H. Wohl............        0             0     121,667         590,833      2,085,956      10,411,875
S. Blair Abernathy.........        0             0      67,507          84,501      1,159,449       1,511,219
Carmella L. Grahn..........   26,222       266,263      44,278          82,334        718,966       1,469,902

---------------
(1) All proceeds in excess of the exercise price and tax withholding applicable to this exercise and related sale of IndyMac Common Stock were remitted by Mr. Loeb to IndyMac to pay the principal and interest on his unsecured note of $4.2 million, reducing the balance to $1.7 million, which Mr. Loeb subsequently paid in full. See "Loans Outstanding During Fiscal Year 2000" below.

     Delivery of Shares of Common Stock. Each recipient of stock options is allowed to pay the exercise price of such stock options and/or any related withholding taxes through the delivery of Common Stock owned by the recipient for at least six (6) months (or such other period required under applicable law) and satisfying such other requirements as the Compensation Committee may specify from time to time, having an aggregate fair market value (as defined in the 2000
Plan) that is equal to the amount of cash that would otherwise be required to complete payment of the exercise price of the stock options and/or any related withholding taxes. Each recipient of restricted stock is allowed to pay the statutory withholding taxes due upon vesting through the delivery of a portion of the vested restricted stock having an aggregate fair market value (as defined in the 2000 Plan) that is equal to the amount of cash that would otherwise be required to pay the statutory withholding taxes.

     Loan Plans. The Board of Directors previously adopted two loan plans (the "Prior Loan Plans") under which loans were made to officers, directors and employees of IndyMac in connection with the exercise of stock options granted under the 1994 Plan and the 1996 Plan. In 1997, 1998, 1999 and 2000, the Board of Directors amended and restated the Prior Loan Plans to provide financing for, among other things, the exercise of stock options granted under the 1998 Plan and the 2000 Plan (the "Amended and Restated Loan Plan"). The Amended and Restated Loan Plan is administered by the Compensation Committee.

     Under the Amended and Restated Loan Plan, officers, directors and employees are permitted to obtain loans with principal amounts of up to (a) the purchase price required to be paid to IndyMac upon the exercise of one or more stock options, plus any applicable withholding taxes, (b) less (i) any legally required margin amount and (ii) for loans to officers and employees, 25% of the fair market value of the underlying Common Stock (as of the exercise date). Additionally, the Amended and Restated Plan requires that (1) quarterly mark-to-market margin calls are required on loans with outstanding principal balances exceeding 90% of the fair market value of the Common Stock pledged to secure the loan (as of the last business day of each quarter), and (2) penalties, including termination of the borrower's employment or directorship, may be imposed for failure to meet margin calls. In addition, the aggregate amount of loans that may be outstanding to any borrower is limited to $1 million for directors and officers with the title of Senior Executive Vice President or above, $500,000 for officers with the title of Senior Vice President or above and $100,000 for all other borrowers.

     Loans may be for a period of five years, which term may be renewed at the Compensation Committee's discretion, at interest rates that are determined by the Compensation Committee and that, at the option of the borrower, are either fixed for the term of the loan or adjustable annually by IndyMac, with such interest rates being required to be at all times at least sufficient to avoid imputed interest required under the Internal Revenue Code of 1986, as amended (the "Code"). Loans made under the Amended and Restated Loan Plan are recourse loans (meaning that they are direct, personal obligations of the borrower) and are secured by pledges of the Common Stock purchased upon the exercise of the stock options to which they relate.

Installments of principal and interest on loans made under the Amended and Restated Loan Plan are due quarterly, and dividends, if any, paid on the pledged Common Stock are required to be applied against such installments. To the extent that a dividend for any quarter is insufficient to pay the accrued interest for a quarterly installment, or no dividends are paid for the quarter, the interest is due and payable immediately. To the extent a quarterly dividend is insufficient to pay a quarterly installment of principal, or no dividends are paid for the quarter, the difference is payable upon the maturity of the loan. In the event of the sale or transfer of any of the shares of Common Stock pledged as a security, except under certain limited conditions, the unpaid principal balance and accrued interest become immediately due and payable to the extent of the proceeds (net of brokerage fees) realized from such sale or transfer.

     Unsecured Loan Program. In October 1998, the Compensation Committee authorized those officers and employees, but not non-employee directors, of IndyMac and its affiliates who had outstanding loans under the Amended and Restated Loan Plan an opportunity to make a one-time election to, among other alternatives, sell back to IndyMac at the then fair market value the pledged shares of Common Stock securing their notes (as well as other Common Stock owned by the officer or employee) and to finance any remaining balance of the original loan with a new unsecured loan or to make various modifications to the interest rate provisions or maturities of their loans, including one alternative under which the loan maturity could be extended to 20 years.

     Loan Modification Programs. The Board of Directors has imposed a limit, that is to be met by December 31, 2002, on the aggregate amount of loans that may be outstanding at any time under the Amended and Restated Loan Plan and any other loan plan adopted by the Board of Directors equal to 1% of IndyMac's consolidated net worth. In October 1999, the Board of Directors authorized loan modification programs for secured and unsecured loans to enable IndyMac to meet the 1% limitation maintained under the Amended and Restated Loan Plan ("Loan Modification Programs"). Under the Loan Modification Programs, each borrower was given a one-time opportunity to convert the borrower's outstanding loan to a non-interest bearing loan that requires the borrower to pay down the borrower's outstanding loan balance by 20% on the third business day following the release of IndyMac's earnings for the quarters ended December 31, 2000, 2001, 2002, 2003 and 2004 (each, a "Balloon Payment"). Pursuant to the Loan Modification Programs, if a borrower fails to make a Balloon Payment on the applicable due date, the loan will revert to an interest bearing loan at the fixed short or mid-term applicable federal rate, plus 5%. With respect to secured loans, pledged Common Stock will be released following a Balloon Payment to the extent that the remaining outstanding principal balance of the loan is no greater than the loan-to-value ratio of the loan on the date the loan was modified, except that no pledged shares will be released with respect to a loan if the borrower has any outstanding loans which are undersecured. To satisfy a Balloon Payment with respect to a secured loan, the borrower may elect to sell the shares of Common Stock pledged in connection with the applicable loan at a price equal to their fair market value on the Balloon Payment date.

     Restricted Stock Tax Withholding Loan Program. The Board of Directors also has approved a loan program for officers of IndyMac and its affiliates who have received restricted stock awards whereby recipients may elect to finance the payment of taxes arising from the vesting of such awards with a loan from IndyMac. Loans granted under this loan program may not exceed the recipient's statutory tax withholding obligation, are made with full recourse to the borrower and may not exceed a term of one year. The loans must be secured by a portion of the Common Stock underlying the vested restricted stock award and the plan limits the principal balance of each loan to 75% of the fair market value of the pledged Common Stock. Loans bear a fixed rate of interest, are marked to market on a quarterly basis and are subject to a margin call if the outstanding principal balance exceeds 90% of the fair market value of the pledged stock. At the Board's discretion, an officer failing to satisfy a margin call within ten business days of written notification may be terminated.

     Loan Forgiveness. To provide additional incentive and increase morale among the affected officers and employees, the Board adopted a program in October 1999 whereby one-half of the outstanding principal balance plus accrued interest of the unsecured loans to participants with titles of Executive Vice President and below would be forgiven on December 31, 2000 and the remaining outstanding balance plus accrued interest would be forgiven on December 31, 2001, provided the participants are employed with IndyMac and in good standing on the foregoing dates, to be determined in the sole and absolute discretion of IndyMac's Chief Executive Officer.

     The following table sets forth information as of December 31, 2000 relating to loans made by IndyMac to certain executive officers and directors of IndyMac under the Amended and Restated Loan Plan and the other loan programs described above.

                   LOANS OUTSTANDING DURING FISCAL YEAR 2000

                                                               BALANCE AT
                                                              DECEMBER 31,    HIGHEST BALANCE    INTEREST
                NAME                  LOANS OUTSTANDING(1)        2000          DURING 2000      RATE(2)
                ----                  --------------------    ------------    ---------------    --------
David S. Loeb.......................  Note 1(unsecured  )       $      0        $4,248,302         5.46%
Lyle E. Gramley.....................  Note 1                     254,057           334,296            0%
                                       Note 2                    360,982           468,290            0%
                                       Note 3                      9,548            28,997            0%

---------------
(1) Unless otherwise indicated, loans are secured by the pledge of Common Stock.

(2) All interest bearing loans are fixed rate loans. Non-interest bearing loans were previously interest bearing loans that were converted to non-interest bearing loans pursuant to the Loan Modification Programs.

DEFINED BENEFIT PENSION PLAN

     The following table illustrates annual pension benefits under IndyMac's Defined Benefit Pension Plan (the "Pension Plan") for participants retiring in 2000 at age 65 payable in the form of a life annuity under various levels of compensation and years of service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts.

                               PENSION PLAN TABLE

                                                   YEARS OF SERVICE
    FINAL AVERAGE      -------------------------------------------------------------------------
   COMPENSATION(1)        5         10         15         20         25         30         35
   ---------------     -------    -------    -------    -------    -------    -------    -------
$ 125,000............  $ 8,300    $17,200    $28,300    $38,700    $46,600    $54,600    $62,500
   150,000...........   10,200     21,100     34,600     47,500     57,300     67,100     76,900
   175,000...........   10,600     22,000     36,200     49,600     59,800     70,100     80,400
   200,000...........   10,600     22,000     36,200     49,600     59,800     70,100     80,400
   225,000...........   10,600     22,000     36,200     49,600     59,800     70,100     80,400
   250,000...........   10,600     22,000     36,200     49,600     59,800     70,100     80,400
   300,000...........   10,600     22,000     36,200     49,600     59,800     70,100     80,400
   400,000...........   10,600     22,000     36,200     49,600     59,800     70,100     80,400
   500,000...........   10,600     22,000     36,200     49,600     59,800     70,100     80,400
 1,000,000...........   10,600     22,000     36,200     49,600     59,800     70,100     80,400

---------------
(1) As a result of a limitation under the Code that became effective January 1, 2000, annual compensation in excess of $170,000 is not taken into account in calculating benefits under the Pension Plan.

     The compensation used for Pension Plan purposes is the amount shown in the Salary column of the Summary Compensation Table, subject to the $170,000 limitation under the Code. The following table sets forth the number of years of credited service of each executive officer listed in the Summary Compensation Table.

                                                      CREDITED
                                                      YEARS OF
                        NAME                          SERVICE
                        ----                          --------
David S. Loeb.......................................     2
Michael W. Perry....................................     8
Richard H. Wohl.....................................     7
S. Blair Abernathy..................................     7
Carmella L. Grahn...................................     7

     Benefits are 100% vested after five years of service. A participant would become fully vested in his or her accrued normal retirement benefit regardless of the participant's length of service if the participant's employment is terminated by IndyMac other than for "Cause" within a two-year period following a "Change in Control" (as both terms are defined in the Pension Plan).

EMPLOYMENT AGREEMENTS

     In December 1998, Mr. Loeb entered into an employment agreement with IndyMac. Mr. Loeb's employment agreement provides for the following: (i) an annual base salary of $550,000, subject to annual review by the Board of Directors for possible increase, (ii) an annual grant of stock options and restricted Common Stock as determined by the Compensation Committee of the Board of Directors, and (iii) all other rights and benefits provided to executive officers of IndyMac generally. The employment agreement also provides that if Mr. Loeb's employment is terminated by IndyMac other than for "Cause" (as defined in the agreement), or by Mr. Loeb for "Good Reason" (as defined in the agreement), including voluntary termination within one year of a "Change in Control" (as defined in the agreement), IndyMac is required to pay the following: (i) a $1,000,000 termination bonus, plus (ii) an amount equal to (a) if such termination occurs in 2001, 2 times the Base Amount (as defined in the agreement), (b) if such termination occurs in 2002, 1.5 times the Base Amount, and (c) if such termination occurs in 2003, an amount equal to the Base Amount.

     In February 2000, Mr. Loeb's employment agreement was amended (the "First Amendment") to prohibit him from accepting any position, with the exception of part-time employment, with CCI, its subsidiaries or affiliates. Beginning with fiscal year 2000, the First Amendment also provides that Mr. Loeb will receive an annual grant of stock options to purchase 125,000 shares of Common Stock. In February 2001, Mr. Loeb's employment agreement was amended (the "Second Amendment") to increase his annual base salary to $700,000 and to provide for an annual review of his base salary to assess whether further annual increases are appropriate. The Second Amendment also provides for a one-time grant of stock options to purchase 500,000 shares of Common Stock in lieu of the annual grant of stock options to purchase 125,000 shares of Common Stock required during the remaining term of the employment agreement, which will expire on December 31, 2003. The stock options, granted in February 2001, vest in equal parts over a five-year period, and the vesting will be accelerated if Mr. Loeb's employment agreement is not renewed or is terminated due to his earlier retirement or death. Mr. Loeb's employment agreement will expire on December 31, 2003, unless earlier terminated in accordance with the provisions thereof.

     Messrs. Perry and Wohl executed new employment agreements with IndyMac effective February 4, 2000 and Mr. Abernathy executed a new employment agreement with IndyMac Bank effective February 5, 2001 that is guaranteed by IndyMac. Mr. Perry's employment agreement provides for the following: (i) an annual base salary of $760,000, subject to annual review by the Compensation Committee for possible future increase, and (ii) a stock option grant of 1,000,000 shares of Common Stock on each of February 4, 2000 and February 5, 2001. Mr. Perry's employment agreement does not provide for any additional compensation. However, the Compensation Committee, in its discretion, may determine whether or not to award Mr. Perry any additional incentive compensation. Mr. Wohl's employment agreement provides for the following: (i) an annual base salary of $450,000 subject to annual review by the Compensation Committee for possible future increase; (ii) annual incentive compensation in an amount determined pursuant to an annual incentive plan; with the maximum amount of any incentive compensation award set at $200,000 for fiscal year 2000; (iii) guaranteed minimum annual cash compensation in the amount of $500,000, including Mr. Wohl's base salary and any incentive compensation; and (iv) a stock option grant of 500,000 shares of Common Stock on each of February 4, 2000 and February 5, 2001. Mr. Abernathy's agreement provides for the following: (i) an annual base salary of $275,000 commencing in February 2001, subject to annual review by the Chief Executive Officer for possible future increase, (ii) annual incentive compensation in an amount determined pursuant to an annual incentive plan; with the maximum amount of any incentive compensation award set at $150,000; (iii) guaranteed minimum annual cash compensation equal to 125% of base salary, including Mr. Abernathy's base salary and any incentive compensation; and (iv) a stock option grant of 250,000 shares of Common Stock on February 5, 2001. Stock options granted pursuant to Messrs. Perry's, Wohl's and Abernathy's employment agreements vest in equal parts on the first five anniversaries of the respective grant dates. All stock options or restricted stock granted under prior employment agreements are subject to the terms of the new employment agreements, with the exception of the vesting schedules, which will not change. Messrs. Perry's and Wohl's employment agreements expire February 5, 2003, and Mr. Abernathy's employment agreement expires December 31, 2004, each unless earlier terminated in accordance with the provisions thereof.

     In November 2000, Ms. Grahn executed a new employment agreement with IndyMac Bank that is guaranteed by IndyMac. The employment agreement provides for base compensation and incentive compensation, as well as other specified benefits, including guaranteed minimum annual cash compensation equal to 125% of base salary, including Ms. Grahn's base salary and any incentive compensation. The employment agreement also provides for the annual grant of stock options and/or restricted stock for such number of shares of Common Stock as the Compensation Committee determines, taking into account Ms. Grahn's and IndyMac's performance and competitive practices then prevailing regarding the granting of stock awards. All stock options or restricted stock granted to Ms. Grahn under prior employment agreements are subject to the terms of the new employment agreement. Ms. Grahn's employment agreement will expire on December 31, 2003.

     Pursuant to the terms of their individual employment agreements, Messrs. Loeb, Perry, Wohl and Abernathy and Ms. Grahn were paid base salaries of $550,000, $754,646, $441,667, $231,094 and $211,854, respectively, for fiscal year 2000. The base salaries paid to Messrs. Perry, Wohl and Abernathy and Ms. Grahn reflect an increase of each of their annual salary amounts during 2000 to $760,000, $450,000, $232,000 and $225,000, respectively. The employment agreements for Messrs. Wohl and Abernathy and Ms. Grahn provide for incentive compensation each year ending during the term thereof in the form of an annual cash bonus based on each officer's achievement of his/her production, revenue, administrative and/or operational goals, with an additional component of the incentive compensation based on an assessment of each officer's managerial skills.

     In consideration of an agreement not to compete with IndyMac for a period of one year after termination of employment, IndyMac has agreed to continue to employ Messrs. Perry, Wohl and Abernathy and Ms. Grahn, to provide the compensation and benefits described in their respective employment agreements, and to provide certain severance payments to Messrs. Perry, Wohl and Abernathy and Ms. Grahn upon termination of employment for reasons other than for Poor Performance or Cause (each as defined in their respective employment agreements). Mr. Perry's severance payment will be a single cash payment equal to $5,000,000, plus the additional benefits described in his employment agreement for a period of up to two years following the date of termination. Additionally, in the event Mr. Perry's position, powers, duties or responsibilities are materially altered within two years of a Change in Control (as defined in his employment agreement) during the term of the employment agreement, Mr. Perry will receive a single cash payment equal to $5,000,000, plus the additional benefits described in his employment agreement for a period of up to two years following the date of termination. Mr. Wohl's severance payment will equal the sum of (i) his annual base salary through the last day of employment, (ii) a single cash payment equal to $1,500,000, and (iii) the additional benefits described in his employment agreement for one year following the date of termination. Mr. Abernathy's and Ms. Grahn's severance payments will equal the sum of (i) each officer's annual base salary through the last day of employment, (ii) a single cash payment equal to two times the guaranteed minimum annual compensation under each officer's employment agreement, provided that if the termination occurs within two years of a change in control, as declared by the Board of Directors, and during the term of the officer's employment agreement, then the single cash payment will be equal to two times the officer's total compensation (base salary plus bonus) for the fiscal year preceding the date of termination, and (iii) the additional benefits described in the respective employment agreements for one year following the date of termination. In the event that any of the severance payments described above are subject to federal excise taxes, the payments will include gross-up for any such excise taxes plus any excise, income or payroll taxes owed on the payment of the gross-up for the excise taxes.

DEFERRED COMPENSATION PLAN

     Directors and certain officers of IndyMac are eligible to participate in IndyMac's Deferred Compensation Plan, which allows participants to defer all or a portion of their annual compensation (retainer and committee meeting fees for directors, and base salary and bonus for officers). The Deferred Compensation Plan requires participants to defer an annual minimum amount of $2,000, for a number of years designated by each participant, subject to a minimum deferral period of five years, with IndyMac matching a percent of such deferral for participants who have been with IndyMac for more than one year. Participants vest in the IndyMac matching amount in 20% increments for each year of service completed, with participants fully vested after five years of service. For fiscal year 2000, the Deferred Compensation Plan provided a market rate of return.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  General

     Compensation for the executive officers of IndyMac is administered under the direction of the Compensation Committee. The Compensation Committee is currently composed of Messrs. Napolitano and Haden, although prior to May 2000 the Compensation Committee consisted of Messrs. Gramley, Kearns and Napolitano. Each of the foregoing directors is a non-employee director of IndyMac. IndyMac's executive compensation program generally consists of three main components: (1) base compensation, (2) annual cash incentive compensation, and (3) stock options to provide long-term incentives for performance and to align executive officer and stockholder interests.

     The philosophy behind IndyMac's executive compensation program is to attract, motivate and retain the executives needed in order to maximize the creation of long-term stockholder value. The factors historically used by the Compensation Committee to assess compensation of executive officers include: (1) the responsibilities of the executive officers with IndyMac, (2) achievement of individual business objectives established prior to the beginning of each fiscal year, (3) business unit and overall performance of IndyMac, including earnings per share for the applicable fiscal year and the percentage change in earnings per share from the prior fiscal year, (4) amount, form and timing of prior compensation amounts, and (5) compensation levels of executives with comparable rank in a peer group of financial services companies.

  Compensation of Messrs. Loeb and Perry

     During 2000, compensation for Messrs. Loeb and Perry was determined pursuant to the terms of their respective employment agreements. Mr. Loeb's employment agreement does not contemplate the payment of incentive compensation. Although Mr. Perry's employment agreement provides that the Compensation Committee, in its discretion, may award Mr. Perry additional incentive compensation, the Compensation Committee determined that no additional incentive compensation for Mr. Perry was necessary for 2000.

  Compensation of Other Named Executive Officers

     Compensation for 2000 for Messrs. Wohl and Abernathy and Ms. Grahn was determined pursuant to the terms of their respective employment agreements. Each of the officers was awarded additional incentive compensation in accordance with the terms of their respective employment agreements.

  Stock Options

     In addition to reviewing the 2000 compensation arrangements of the executive officers of IndyMac, the Compensation Committee awarded stock options pursuant to IndyMac's stock incentive plan and the terms of the employment agreements of the executive officers. Pursuant to the employment agreements of Messrs. Loeb, Perry and Wohl, each of them received an annual grant of stock options to purchase 125,000, 1,000,000 and 500,000 shares of Common Stock. Mr. Loeb's stock options vest one year from the grant date and Messrs. Perry's and Wohl's stock options vest in equal parts on the first five anniversaries of the grant date.

     In accordance with the annual stock option grant terms of the employment agreements in effect for Mr. Abernathy and Ms. Grahn, the Compensation Committee took into account their performance and the performance of IndyMac in meeting earnings per share goals. The Compensation Committee also established guidelines for the granting of stock options at various officer levels. Pursuant to these guidelines, officers at the Executive Vice President level (Mr. Abernathy and Ms. Grahn) were eligible for a grant of stock options of up to 50,000 options based upon performance. Based upon this criteria, each of Mr. Abernathy and Ms. Grahn received an annual grant of stock options to purchase 37,500 shares of Common Stock. The stock options vest in equal parts on the first three anniversaries of the grant date.

  Deductibility of Compensation

     Section 162(m) of the Code limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless the amount by which such compensation exceeds the $1 million threshold is based upon performance goals that are subject to stockholder approval ("performance-based compensation"). None of the compensation paid by IndyMac to its executive officers qualifies as performance based compensation.

     The Compensation Committee's policy on deductibility is generally to develop compensation plans that provide for the payment of compensation that is tax deductible to IndyMac, while recognizing that the legitimate interests of IndyMac and its stockholders may at times be better served by compensation arrangements that may not be fully deductible.

                                      The Compensation Committee

                                      Frederick J. Napolitano, Chairman (July
                                      1985 to present)
                                      Lyle E. Gramley (January 1993 to May 2000)
                                      Patrick C. Haden (May 2000 to present)
                                      Thomas J. Kearns (June 1990 to May 2000)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     At various points during fiscal year 2000, Messrs. Gramley, Haden, Kearns and Napolitano served as members of the Compensation Committee. No member of the Compensation Committee was, during the fiscal year, an officer or employee of IndyMac, nor was any member of the Compensation Committee formerly an officer of IndyMac. No executive officer of IndyMac served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board of Directors. As noted above under "Stock Option Plans", Mr. Gramley currently has three loans outstanding under the Amended and Restated Loan Plan. The loans are secured by the pledge of Common Stock. The loan balances at December 31, 2000 were $254,057, $360,982 and $9,548, and the highest balances for these loans during 2000 were $334,296, $468,290, and $28,997, respectively. Pursuant to the Loan Modification Programs, the three loans were converted to non-interest bearing loans at the end of 1999.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND BUSINESS RELATIONSHIPS

     IndyMac, through Construction Lending Corporation of America, when it was a division of IndyMac ("CLCA"), has from time to time made loans to builders of residential construction projects secured by real property purchased by such builders from a company doing business as Loeb Enterprises, LLC, in which IndyMac's chairman is a major investor together with his family. CLCA is now a division of IndyMac Bank and all of these loans formerly made by CLCA are now held at IndyMac. Any additional loans made to builders secured by real property purchased by such builders from Loeb Enterprises, LLC will be made by IndyMac. The non-family executive managers of Loeb Enterprises, LLC, who run the day-to-day operations of Loeb Enterprises, LLC, own approximately 26.6% of the equity and profits of that company. Each project is part of a master planned community, which includes various amenities, being developed by Loeb Enterprises, LLC. In connection with two of the real property sales transactions between Loeb Enterprises, LLC and the builders to which CLCA had made construction loans, Loeb Enterprises, LLC accepted a second mortgage from each builder to partially finance each builder's purchase of real property. As part of CLCA's credit review of each project with a second mortgage, the amount of the second mortgage was considered a part of the equity of the builder in the project. In each case, the second mortgage is subordinate to the CLCA financing facility, although both the CLCA financing facility and the second mortgage are paid down on a unit-by-unit basis.

     In the case of each project previously financed by CLCA, the builder was not affiliated with either IndyMac or Loeb Enterprises, LLC, the general risk characteristics of the construction loan were comparable to those for similar projects funded by CLCA, and the construction loan facility between CLCA and the builder was negotiated at arms length on terms consistent with those of similar loans made by CLCA to other unaffiliated builders. Moreover, each credit facility was approved by the disinterested members of the Board of Directors of IndyMac.

     As of December 31, 2000, IndyMac had outstanding two construction loan facilities to builders secured by property originally purchased from Loeb Enterprises, LLC, with total dollar commitments of $8.9 million, and total loans outstanding of $2.0 million. Loeb Enterprises, LLC, has posted a bond for the completion of certain infrastructure improvements, such as arterial roads, drainage, and utilities in the portion of the master planned community in which builders are currently building, and these improvements have been substantially completed. In addition, the builders are contractually responsible to the city of Sparks, Nevada for certain other improvements, such as roads, drainage, and utilities, within the specific subdivisions of property they have purchased. Also as of December 31, 2000, IndyMac foreclosed upon one of the construction loan facilities previously extended by CLCA. The second mortgage held by Loeb Enterprises, LLC totaling $734.6 thousand was extinguished through the foreclosure process, and the property underlying the facility is now held in IndyMac's foreclosed assets portfolio. The loan facility balance prior to the foreclosure was $3.2 million and IndyMac does not anticipate realizing any principal loss in connection with the disposition of the underlying property.

     In addition to the foregoing loans, in May of 1998, CLCA made a land and water rights acquisition loan, secured by among other things approximately 42,000 acres of real property, to Coyote Springs Investment LLC, a Nevada limited liability company, in which Mr. Loeb and his wife held a 45% interest and for which Mr. Loeb acted as a managing member. The remaining 55% interest in the limited liability company was held by members who are not affiliated with Mr. Loeb or IndyMac. The loan was personally guaranteed by Mr. Loeb and his wife. The property was intended to be used by the limited liability company to develop a master planned community. The loan was negotiated at arms length, and the general risk characteristics of the loan were comparable to other loans funded by CLCA. Under the terms of the loan, interest was paid monthly, with annual scheduled principal reductions. The primary source of repayment of the loan was derived from the income generated from the sale of water rights to a local municipality. The terms of the loan were disclosed to and approved by the disinterested members of the Board of Directors of IndyMac. The original principal loan amount was $11.2 million and the remaining loan balance was paid in its entirety during 2000.

     From time to time, certain directors and executive officers of IndyMac and its affiliates and associates of such persons were indebted to IndyMac and its affiliates as customers in connection with mortgage loans and other extensions of credit by IndyMac and its affiliates. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, except that for some loan products interest rates charged were the same as the lowest interest rates charged other persons or were more favorable for directors and executive officers of IndyMac and its affiliates than for other persons. None of these loans have involved more than the normal risk of collectibility or presented other unfavorable features. In addition, directors, officers and employees of IndyMac and its affiliates are entitled to receive certain discounts or waivers of fees or commissions for certain products and services offered by IndyMac and its affiliates.

     In October 1998, IndyMac extended a $100,000 second mortgage loan to Ms. Grahn and her spouse in connection with the purchase of a home. The loan bears an interest rate of 10% and a term of 15 years. Pursuant to the terms of the loan, no interest or principal is due unless Ms. Grahn's employment terminates, at which point the interest rate will be modified and interest and principal payments will be calculated to ensure payment in full on the maturity date. The loan will be forgiven over a five-year period, 20% on each of the first five anniversaries of the origination date, unless her employment by IndyMac terminates prior to that time. The loan will be forgiven in its entirety if Ms. Grahn's employment terminates and she is entitled to severance payments pursuant to her employment agreement with IndyMac.

     In November 1998, IndyMac extended a $100,000 second mortgage loan to the spouse of Mr. Wohl in connection with the purchase of a home. The loan bears an interest rate of 10% and a term of 15 years. Pursuant to the terms of the loan, no interest or principal is due unless Mr. Wohl's employment is terminated for "Cause" (as defined in Mr. Wohl's employment agreement), at which point the interest rate will be modified and interest and principal payments will be calculated to ensure payment in full on the maturity date. The loan will be forgiven over a four-year period, 25% on each of the first four anniversaries of the origination date, unless his employment by IndyMac terminates prior to that time. If Mr. Wohl is terminated other than for Cause, the loan will be forgiven in its entirety.

SECTION 16 DISCLOSURE

     Under Section 16(a) of the Securities Exchange Act of 1934 IndyMac's directors and executive officers are required to report their ownership of and transactions in IndyMac's Common Stock to the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports are also required to be supplied to IndyMac. Specific dates for filing these reports have been established by the Securities and Exchange Commission, and IndyMac is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during 2000. Based solely on its review of the copies of the reports prepared or received by it, IndyMac believes that all such filing requirements were satisfied.

                            STOCK PERFORMANCE GRAPH

     The following chart compares the total stockholder return (stock price increase plus dividends) on IndyMac's Common Stock from December 31, 1995 through December 31, 2000 with the total stockholder returns for the Russell 2000 Index, as the broad market index, and an index comprised of companies included in the Russell 2000 Financial Services Index, as the peer group index. The graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1995 and that all dividends were reinvested.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

                                                     INDYMAC BANCORP                                        RUSSELL FINANCIAL
                                                           INC                 RUSSELL 2000 INDEX                 INDEX
                                                     ---------------           ------------------           -----------------
Dec95                                                    100.00                      100.00                      100.00
Dec96                                                    137.47                      116.49                      128.83
Dec97                                                    161.70                      142.54                      175.25
Dec98                                                     80.38                      138.91                      162.64
Dec99                                                    109.36                      168.44                      153.09
Dec00                                                    253.03                      163.35                      185.32

                   ASSUMES $100 INVESTED ON DECEMBER 31, 1995
                      ASSUMES DIVIDENDS REINVESTED THROUGH
                      FISCAL YEAR ENDING DECEMBER 31, 2000

                                INDEXED RETURNS
                                  YEARS ENDING

--------------------------------------------------------------------------------
                        Base
                       Period
   Company/Index        Dec95     Dec96     Dec97     Dec98     Dec99     Dec00
--------------------------------------------------------------------------------
 INDYMAC BANCORP INC     100     137.47    161.70     80.38    109.36    253.03
 RUSSELL 2000 INDEX      100     116.49    142.54    138.91    168.44    163.35
 RUSSELL FINANCIAL
  INDEX                  100     128.83    175.25    162.64    153.09    185.32
--------------------------------------------------------------------------------

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     The following is a summary of certain transactions and relationships between IndyMac and its former affiliates, CCI and CHL, a wholly owned subsidiary of CCI.

     IndyMac previously conducted its third party lending operations through a wholly owned subsidiary, IndyMac, Inc., that was merged into SGV Bancorp, Inc. ("SGVB") in connection with IndyMac's acquisition of SGVB in July 2000. Prior to January 2000, IndyMac owned all of IndyMac, Inc.'s outstanding non-voting preferred stock and 99% of the economic interest in IndyMac, Inc., and CHL owned all of IndyMac, Inc.'s outstanding voting common stock and 1% of the economic interest in IndyMac, Inc. Effective

January 3, 2000, IndyMac purchased all of IndyMac, Inc.'s outstanding common stock then held by CHL for $1.8 million.

     During 1997, IndyMac entered into a sublease agreement for its corporate headquarters with CCI, while at the same time, CCI subleased space from IndyMac in IndyMac's former headquarters. As a result of these sublease arrangements, in 2000 IndyMac paid CCI $4.7 million, and received from CCI $94,473.

     In August 2000, IndyMac acquired 3.6 million shares of IndyMac Common Stock in a bulk purchase from CCI at a price of $18.70 per share. This bulk purchase represented all of the Common Stock held by CCI. The bulk purchase was approved by the Board of Directors and the purchase price was based on the average closing price of the Common Stock over the five business days preceding the purchase, plus a 10% premium. The terms of the bulk purchase prohibit CCI from purchasing Common Stock for a period of three years.

                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those listed in the attached Notice of Annual Meeting that are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will vote all proxies given to them in accordance with their best judgment on such matters.

               INDEPENDENT ACCOUNTANT AND AUDIT COMMITTEE MATTERS

GENERAL

     Grant Thornton LLP served as IndyMac's independent public accountant for the year ended December 31, 2000. A representative of Grant Thornton LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

     Management is responsible for IndyMac's internal controls and the financial reporting process. The independent public accountant is responsible for performing an independent audit of IndyMac's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In this context, the Audit Committee of the Board of Directors has reviewed the audited financial statements of IndyMac for the fiscal year ended December 31, 2000 with management. Management represented to the Audit Committee that IndyMac's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

     The Audit Committee has discussed the consolidated financial statements with Grant Thornton LLP and it has discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. The Audit Committee has also received written disclosures and a letter from Grant Thornton LLP regarding its independence from IndyMac as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with Grant Thornton LLP the independence of that firm, and has considered the compatibility of non-audit services with the independence of Grant Thornton LLP.

     Based upon the above materials and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in IndyMac's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                          The Audit Committee

                                          Hugh M. Grant, Chairman
                                          Thomas J. Kearns
                                          James R. Ukropina (February 2001 to
                                          present)

FEES OF PRINCIPAL ACCOUNTANT

     The following table sets forth the aggregate fees billed to IndyMac for fiscal year ended December 31, 2000 by Grant Thornton LLP, IndyMac's principal accountant:

                        TYPE OF FEE                            AMOUNT
                        -----------                           --------
Audit Fees(1)...............................................  $323,000
Audit Related Fees(2).......................................  $240,000
Financial Information Systems Design and Implementation
  Fees(2)...................................................  $     --
All Other Fees(2)(3)........................................  $ 20,000

---------------
(1) Includes fees for the audit of IndyMac's annual financial statements for fiscal year 2000 and the review of the financial statements included in IndyMac's Form 10-Qs for the fiscal year.

(2) The Audit Committee has considered whether the provision of the services relating to these fees is compatible with maintaining the principal accountant's independence.

(3) Includes fees for all services not included in the other three categories listed.

                          ANNUAL REPORT AND FORM 10-K

     The 2000 Annual Report to Stockholders containing the consolidated financial statements of IndyMac for the year ended December 31, 2000 accompanies this proxy statement.

     STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF INDYMAC'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT THE ACCOMPANYING EXHIBITS, BY WRITING TO INVESTOR RELATIONS, INDYMAC BANCORP, INC., 155 NORTH LAKE AVENUE, P.O. BOX 7137, PASADENA, CALIFORNIA 91109-7137. A LIST OF EXHIBITS IS INCLUDED IN THE FORM 10-K, AND EXHIBITS ARE AVAILABLE FROM INDYMAC UPON PAYMENT TO INDYMAC OF THE COST OF FURNISHING THEM.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2002 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of IndyMac, 155 North Lake Avenue, Pasadena, California 91101, not later than December 7, 2001 to be considered for inclusion in IndyMac's proxy materials for that meeting.

     Stockholders intending to present business at IndyMac's 2002 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in IndyMac's Bylaws. To bring business before an annual meeting, IndyMac's Bylaws require, among other things, that the stockholder submit written notice thereof complying with the Bylaws, to the Secretary of IndyMac not less than 90 days nor more than 120 days prior to the anniversary of the preceding year's annual meeting. Therefore, IndyMac must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 22, 2002 and no later than February 21, 2002. If the notice is received before January 22, 2002 or after February 21, 2002, it will be considered untimely and IndyMac will not be required to present such proposal at the 2002 Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ RICHARD L. SOMMERS
                                          Richard L. Sommers
                                          Executive Vice President, General
                                          Counsel and Secretary

Dated: April 9, 2001

                                                                      APPENDIX A

                 INDYMAC BANCORP, INC. AUDIT COMMITTEE CHARTER

PURPOSE

     An Audit Committee is appointed by the Board of Directors (the "Board") of IndyMac Bancorp, Inc. (the "Corporation"). The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the financial reports and other financial information provided by the Corporation to the stockholders and others, the Corporation's system of internal controls, and the Corporation's audit, accounting, and financial reporting processes generally. In carrying out this function, the Audit Committee shall serve as an independent and objective monitor of the performance of the Corporation's financial reporting process and system of internal control; review and appraise the audit efforts of the Corporation's independent accountants and internal audit department; and provide for open, ongoing communication among the independent accountants, financial and senior management of the Corporation and of IndyMac Bank, F.S.B. (the "Bank"), the internal audit department, and the Board concerning the Corporation's financial position and affairs.

COMPOSITION

     The Audit Committee shall be comprised of not less than three members, all of whom have no relationship with the Corporation that may interfere with the exercise of their independence from management and the Corporation. All members of the Audit Committee shall be "financially literate," as the Board interprets such qualifications using its business judgement. At least one Audit Committee member will have accounting or related financial management expertise.

MEETINGS

     The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee shall meet at least annually, and more often as warranted, with the General Auditor and the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or any of these parties believes should be discussed privately. The Audit Committee shall maintain a high degree of independence both in establishing its agenda and directly accessing senior managers of the Corporation or its subsidiaries. The Audit Committee shall meet at least annually with management, the General Auditor and/or the audit committee of the Bank regarding its systems of internal control, results of audits, and accuracy of financial reporting.

RESPONSIBILITIES AND DUTIES

     The Audit Committee's responsibility is oversight, and it recognizes that the Corporation's management is responsible for preparing the Corporation's financial statements and that the independent accountants are responsible to audit them. Additionally, the Audit Committee recognizes that financial management (including the internal audit staff), as well as the independent accountants, have more knowledge and more detailed information about the Corporation than do the members of the Audit Committee; consequently, in carrying out its oversight responsibilities the Audit Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the independent accountants' work.

     The following functions shall be the common recurring activities of the Audit Committee in carrying out its oversight responsibility. These functions are set forth as a guide with the understanding that the Audit Committee may diverge from this guide as appropriate given the circumstances.

     - Review with a representative of financial management and the independent accountants the financial information contained in the Corporation's Quarterly Report on Form l0-Q prior to its filing, the Corporation's earnings announcements prior to release, and the results of the independent accountants' review of Interim Financial Information pursuant to SAS 71. The Chair may represent the entire Audit Committee, either in person or by telephone conference call, for purposes of this review.

     - Review with management and the independent accountants at the completion of the annual audit of the Corporation's consolidated financial statements included in the Annual Report on Form 10-K for the last fiscal year and prior to its filing:

       1. the Corporation's annual consolidated financial statements and related footnotes;

       2. the independent accountants' audit of the consolidated financial statements and their report;

       3. any significant changes required in the independent accountants' examination plan;

       4. any serious difficulties or disputes with management encountered during the course of the audit; and

       5. other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards, including discussions relating to the independent accountants' judgements about such matters as the quality, not just the acceptability, of the Corporation's accounting practices and other items set forth in SAS 61 (Communications with Audit Committees) or such other auditing standards that may in time modify, supplement or replace SAS 61.

     - On an annual basis, the Audit Committee should ensure receipt of, and review with the independent accountants, a written statement required by Independence Standards Board (ISB) Standard No. 1, as may be modified or supplemented, and discuss with the accountants their independence. The Audit Committee will recommend that the Board take appropriate action on any disclosed relationships that may reasonably be thought to bear on the independence of the accountants and satisfy itself that the Corporation has engaged independent accountants as required by the Securities Acts administered by the Securities and Exchange Commission.

     - The Audit Committee shall have prepared and shall review the Audit Committee Report for inclusion in the annual stockholders' meeting proxy statement. The Audit Committee Report must state whether the Audit
       Committee:

       1. has reviewed and discussed the audited consolidated financial statements with management;

       2. has discussed with the independent accountants the matters required to be discussed by SAS 61, as may be modified, supplemented or replaced;

       3. has received the written disclosures from the independent accountants required by ISB Standard No. 1, as may be modified or supplemented, and has discussed with the accountants their independence; and

       4. has recommended to the Board, based on the review and discussions referred to in above items (1) through (3), that the Corporation's consolidated financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

     - The Audit Committee and Board are responsible for the selection, evaluation and, where appropriate, replacement of the independent accountants. Consistent with these responsibilities, it is recognized that the independent accountants are ultimately accountable to the Board and Audit Committee.

     - Review and reassess the adequacy of this Audit Committee Charter on an annual basis. This Charter will be included as an appendix to the annual stockholders' meeting proxy statement at least once in every 3 year period and in the next annual stockholders' meeting proxy statement after any significant amendment to this Charter.

     - In consultation with the independent accountants and the General Auditor, regularly review the integrity of the Corporation's financial reporting processes and system of internal control.

     - Review and concur in the appointment, replacement, reassignment or dismissal of the General Auditor. Confirm and assure the objectivity of the General Auditor.

     - Review the performance of the internal audit department, including the objectivity and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent accountants.

     - Review, as needed, the internal audit department's charter, which shall define its purpose, authority, and responsibilities.

     - Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditors or the independent accountants.

     - Review legal and regulatory matters that may have a material impact on the Corporation's consolidated financial statements, related compliance policies and programs, and reports received from regulators.

     - Review with the General Auditor the results of the internal audit department's review of compliance with the Corporation's Code of Conduct.

     In addition to the activities described above, the Audit Committee will perform such other functions as necessary or appropriate under law, the Corporation's charter or by-laws, and the resolutions and other directives of the Board.

     The Audit Committee shall have the power to conduct or authorize investigations into any matters within its scope of responsibilities and shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

     The duties and responsibilities of a member of the Audit Committee are in addition to those duties generally pertaining to a member of the Board.

     The Audit Committee will report its actions to the Board with such recommendations as the Audit Committee may deem appropriate.

                          VOTE BY TELEPHONE OR INTERNET
                          24 HOURS A DAY, 7 DAYS A WEEK

                                    TELEPHONE
                                  800-648-2091

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

                                    INTERNET
                        http://proxy.shareholder.com/nde

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.

                                      MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

                  --------------------------------------------

If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card.

                  --------------------------------------------

Call Toll-Free To Vote. It's Fast And Convenient 800-648-2091

                  --------------------------------------------

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING:

                  --------------------------------------------

      DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

                  --------------------------------------------

                               Please Detach Here
                 You Must Detach This Portion of the Proxy Card
                  Before Returning it in the Enclosed Envelope

                  --------------------------------------------

UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE FOLLOWING MATTERS unless specified to the contrary.

1. Election of Directors     FOR all nominees    WITHHOLD AUTHORITY        *EXCEPTIONS
    listed below                                 to vote for all
                                                 nominees listed below.
                                  [ ]                    [ ]                  [ ]

Nominees: 01 - David S. Loeb, 02 - Michael W. Perry, 03 - Lyle E. Gramley, 04 -- Hugh M. Grant, 05 -- Patrick C. Haden, 06 - Thomas J. Kearns, 07 - Frederick J. Napolitano, 08 -- James R. Ukropina

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below)

*Exceptions
--------------------------------------------------------------------------------

Consent to future electronic delivery of Annual Report/Proxy Statement (see explanation on page 2 of the Proxy Statement) [ ]

I PLAN TO ATTEND THE MEETING [ ] Address Change and/or Comments Mark Here [ ]

Please date and sign exactly as your name appears on this card. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. Executors, trustees, etc. should give full title as such.

Dated                           , 2001

---------------------------------------
Signature of Stockholder

---------------------------------------
Signature of Stockholder

Votes MUST be indicated [X]
(x) in black or blue ink.

Please sign, date and return this proxy card in the enclosed envelope.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              INDYMAC BANCORP, INC.
                                      PROXY
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                   ANNUAL MEETING OF STOCKHOLDERS MAY 22, 2001

      The undersigned hereby appoints David S. Loeb and Michael W. Perry, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of IndyMac Bancorp, Inc. ("IndyMac") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of IndyMac to be held at IndyMac's offices located at 3465 East Foothill Boulevard, Pasadena, California on May 22, 2001 at 10:00 a.m. and any adjournments thereof.

      Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated April 9, 2001 is hereby acknowledged.

                              INDYMAC BANCORP, INC.
                                 P.O. BOX 11262
                             NEW YORK, NY 10203-0262